Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

HARMAN APPOINTS SANDRA E. ROWLAND AS

CHIEF FINANCIAL OFFICER, EFFECTIVE JANUARY 1, 2015

Herbert Parker to take on newly-created role of Executive Vice President, Operational Excellence

STAMFORD, Conn. – October 30, 2014 – HARMAN International Industries, Incorporated (NYSE:HAR), the premier audio, visual, infotainment and enterprise automation group, today named Sandra E. Rowland, currently HARMAN’s Vice President, Corporate Development and Investor Relations, as Executive Vice President and Chief Financial Officer, effective January 1, 2015. She will join the HARMAN Executive Committee and continue to report to Dinesh C. Paliwal, Chairman, President and Chief Executive Officer of HARMAN.

Rowland succeeds Herbert Parker, who has been named to the newly-created role of Executive Vice President, Operational Excellence, responsible for Information Technology, Internal Audit, Mergers & Acquisitions and special projects. He will continue to report to Paliwal and will remain on the Executive Committee.

“Sandy is a proven leader, who in the last two years, has played an integral role in the development and execution of our corporate strategy, leading three major acquisitions and helping to position HARMAN as a premier technology company,” said Paliwal. “I am pleased to be able to draw from HARMAN’s deep bench of talent for this important role and am confident that Sandy will continue to excel on an even greater scale as Chief Financial Officer and member of the executive leadership team.”

“HARMAN has benefitted tremendously from Herbert’s leadership, judgment and experience over the last six years. He has been instrumental to the Company’s transformation and helped establish a solid financial foundation for HARMAN. On behalf of the executive leadership team, we appreciate Herbert’s many accomplishments as CFO. We are grateful that he will continue to serve the Company in a vital new role as we continue executing on our strategy to drive profitable growth,” said Paliwal.

About Sandra E. Rowland

With more than 20 years of experience in financial management, Rowland joined HARMAN in 2012 to lead Investor Relations. In 2013, she also took on the responsibility of Corporate Development, which included Strategy and Mergers & Acquisitions. Prior to HARMAN, Rowland served in positions of increasing responsibility at Eastman Kodak Company, including Controller of the Consumer Segment, Director of Corporate Financial Planning and Analysis, Assistant Treasurer, Director of Investor Relations, and Chief Financial Officer of the Commercial Segment. Before joining Kodak, Rowland advised technology companies within the Audit and Business Advisory practice of PricewaterhouseCoopers LLP. She graduated from Lafayette College with a Bachelor of Arts in Economics and Business and holds a Master of Business Administration from the University of Rochester’s William E. Simon Graduate School of Business. She is also a Certified Public Accountant.

Press Release

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets premier audio, visual, infotainment and enterprise automation solutions for the automotive, consumer and professional markets. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson ® and Revel®, the Company is admired by audiophiles, musicians and the entertainment venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of approximately 16,600 people across the Americas, Europe, and Asia and reported sales of $5.6 billion for the twelve months ended September 30, 2014.

Contact Information

Darrin Shewchuk, 203-328-3834

Director, Corporate Communications

darrin.shewchuk@harman.com

HAR-C

© 2014 Harman International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of Harman International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.